Exhibit 99.1

ORBITAL ATK ANNOUNCES FOURTH QUARTER AND FULL YEAR
2017 FINANCIAL RESULTS

Company Posts Strong Quarterly and Annual Revenue, Profit and Cash Flow

•	Revenue of $1,348 Million in Quarter and $4,764 Million in Full Year

•	GAAP EPS of $1.06 in Quarter and $5.34 in Full Year, Including $0.67 Reduction Due to the 2017 Tax Act

•	Cash from Operations of $363 Million in Quarter and $520 Million in Full Year, After a $90 Million Discretionary Pension Contribution

•	Free Cash Flow(1) of $346 Million in Quarter and $366 Million in Full Year, Before the Discretionary Pension Contribution

Robust New Orders Boost Total Backlog to $16 Billion

•	New Orders of $1,570 Million in Quarter and $5,840 Million in Full Year

•	Option Exercises of $685 Million in Quarter and $1,715 Million in Full Year

•	Firm Book-to-Bill Ratio of 141% in Quarter and 123% in Full Year

Dulles, Virginia 22 February 2018 -- Orbital ATK, Inc. (NYSE: OA), a global leader in aerospace and defense technologies, today reported financial results for the fourth quarter and full year ended December 31, 2017.

Orbital ATK reported revenues of $1,348 million in the fourth quarter of 2017, up 6.0% from $1,272 million in the fourth quarter of 2016. Income from operations(2) and operating margin were $140.4 million and 10.4%, respectively, compared to $113.1 million and 8.9%, respectively, in the fourth quarter of 2016. The company reported fourth quarter 2017 earnings per diluted share of $1.06 compared to $1.11 in the comparable quarter in 2016. Fourth quarter and full-year 2017 net earnings were reduced by higher tax expense resulting from the enactment of the Tax Cuts and Jobs Act (2017 Tax Act) which reduced net earnings by approximately $39 million, or $0.67 per share, in both periods, primarily related to the write-down of deferred tax assets in the fourth quarter. Free cash flow(1), which is a non-GAAP measure defined as GAAP cash flow from operating activities ($362.9 million) minus capital expenditures ($106.6 million), was $256.3 million in the fourth quarter of 2017 compared to $330.6 million in the fourth quarter of 2016.

___________________________
(1)Free cash flow and adjusted financial results contained in this press release are non-GAAP financial measures. Please refer to the reconciliation tables contained in the Appendix- “Disclosure of Non-GAAP Financial Measures” of this press release for more details.

(2)Income from operations (or operating income) is income before interest, income taxes and non-controlling interest.

Orbital ATK, Inc. | 45101 Warp Drive, Dulles, VA 20166 | 703-406-5000

Orbital ATK Announces Fourth Quarter and Full Year 2017 Financial Results

For the fourth quarter of 2017, non-GAAP(2) adjusted operating income and operating margin, which exclude certain acquisition and restatement expenses, were $145.0 million and 10.8%, respectively, compared to $129.8 million and 10.2%, respectively, in the fourth quarter of 2016. Adjusted diluted earnings per share were $1.10 and $1.31 in the fourth quarters of 2017 and 2016, respectively. Fourth quarter and full-year 2017 adjusted net earnings were reduced by higher tax expense resulting from the enactment of the 2017 Tax Act which reduced net earnings by approximately $41 million, or $0.71 per share, in both periods. Adjusted free cash flow, which excludes certain acquisition and restatement-related cash expenses totaling $9.6 million, was $265.9 million in the fourth quarter of 2017 (see non-GAAP reconciliation tables in the Appendix for details).

For the full year 2017, Orbital ATK reported revenues of $4,764 million, an increase of 6.9% compared to $4,455 million in 2016. Operating income was $529.3 million, or 11.1% operating margin, in 2017 compared to $472.1 million, or 10.6% operating margin, in 2016. The company reported GAAP earnings per diluted share of $5.34 in 2017 compared to $5.01 in 2016. Free cash flow was $275.8 million in 2017, which included a pension pre-payment of $90 million, compared to $331.7 million in 2016.

The company also reported the following non-GAAP adjusted results for the full year 2017. Adjusted operating income and profit margin were $552.3 million and 11.6%, respectively, in 2017, compared to $516.4 million and 11.6%, respectively, in 2016. Adjusted diluted earnings per share in 2017 were $5.61 compared to $5.55 in 2016. Adjusted free cash flow, which excludes certain acquisition and restatement-related cash expenses totaling $24.0 million, was $299.8 million in 2017 after the $90 million pension payment, compared to $361.6 million in 2016.

“Orbital ATK reported excellent fourth quarter and full-year financial results, reflecting strong revenues and profit along with robust free cash flow and new business wins,” said David W. Thompson, Orbital ATK’s President and Chief Executive Officer. “Operationally, the company carried out more than 50 successful space and strategic defense missions in 2017, and delivered record quantities of tactical missiles, precision weapons, aerospace structures and related systems to government and commercial customers. We also continued to make good progress on several major new product initiatives that should propel long-term growth,” he added.

-- more --

Orbital ATK Announces Fourth Quarter and Full Year 2017 Financial Results

Consolidated Financial Highlights

	Fourth Quarter		Full Year
($ in millions, except per share data)	2017	2016	2017	2016
Revenues	$1,348	$1,272	$4,764	$4,455
Operating Income	140.4	113.1	529.3	472.1
Net Income	61.2	64.2	309.5	292.6
Diluted Earnings Per Share	$1.06	$1.11	$5.34	$5.01

Non-GAAP
Adjusted Operating Income (1)	$145.0	$129.8	$552.3	$516.4
Adjusted Net Income (1)	63.5	75.4	324.9	324.7
Adjusted Diluted Earnings Per Share (1)	$1.10	$1.31	$5.61	$5.55

(1) Non-GAAP Results. See non-GAAP reconciliation tables in the Appendix for details.

Revenues increased $76 million, or 6.0%, in the fourth quarter of 2017 compared to the fourth quarter of 2016 with increased sales in Flight Systems Group (FSG) and Defense Systems Group (DSG) partially offset by decreased sales in the Space Systems Group (SSG). Adjusted operating income increased $15.2 million, or 11.7%, in 2017 compared to 2016, due to increases in DSG and SSG income partly offset by slightly lower FSG income. Revenues increased $309 million, or 6.9%, in 2017 compared to 2016, due to increases in all operating segments, partially offset by higher corporate eliminations. Adjusted operating income increased $35.9 million in 2017 compared to 2016, driven by improvements in all operating segments as well as corporate due to favorable FAS/CAS pension adjustments in 2017.

Adjusted net income and earnings per share reflected an income tax rate of 50.8% and 32.8% in the fourth quarters of 2017 and 2016, respectively, and 33.0% and 27.5% in the full years 2017 and 2016, respectively. Fourth quarter and full-year 2017 net earnings were reduced by an adjusted effective tax increase of about $41 million or $0.71 per share, resulting from the enactment of the 2017 Tax Act and associated write-down of deferred tax assets as mentioned above. Adjusted net income and earnings per share reflect the same tax rates as the GAAP numbers.

“Orbital ATK reported very strong financial results both in the fourth quarter and for the full year, driven by substantial revenue and operating profit growth as well as robust free cash flow generation,” said Garrett E. Pierce, Orbital ATK’s Chief Financial Officer. “Looking back over the past three years since the Orbital-ATK merger, we are happy to report that the company exceeded our 15% compound annual earnings growth and $1 billion cumulative free cash flow targets that were established in early 2015,” he added.

-- more --

Orbital ATK Announces Fourth Quarter and Full Year 2017 Financial Results

Capital Allocation Activities

During the fourth quarter of 2017, Orbital ATK returned approximately $18 million to shareholders through dividends. The company halted its share repurchase program in connection with the signing of the Northrop Grumman acquisition transaction in September. The company also invested about $144 million in R&D and capital equipment in the quarter. For the full year, Orbital ATK returned about $97 million to shareholders through dividends and share repurchases and invested about $360 million in R&D and capital equipment.

New Business Summary

In the fourth quarter, Orbital ATK received new firm and option orders of approximately $1,570 million and existing option exercises of $685 million, for a total of $2,255 million in quarterly new business volume. These new awards increased firm contract backlog to approximately $10.2 billion and total backlog to about $16.0 billion, representing new record levels with increases of 9% and 12%, respectively, compared to this time last year. The company’s Space Systems Group accounted for $1,070 million, or 47%, of the fourth quarter’s new business volume, Defense Systems Group accounted for $630 million, or 28%, and Flight Systems Group accounted for $570 million, or 25%. The fourth quarter’s firm book-to-bill ratio was 141%.

For the full-year 2017, the company’s new firm and option orders were $5,840 million and existing option exercises were $1,715 million, for a total of $7,555 million in new business volume. Defense Systems Group received $3,730 million, or 49%, of the full year total, with Flight Systems Group booking $2,200 million, or 29%, and Space Systems Group winning $1,670 million, or 22%, of the total volume. Orbital ATK’s full year firm book-to-bill ratio was 123%.

Operational Highlights

Orbital ATK’s strong operational execution led to the achievement of numerous milestones in the fourth quarter of 2017. These included the following important events:

•
Orbital ATK’s Flight Systems Group successfully launched an Antares rocket, which carried the company’s Cygnus spacecraft with essential supplies to the International Space Station, as well as a Taurus rocket that deployed 10 satellites for Planet. In addition, the company launched a target vehicle for missile defense testing, supported an Atlas V launch with company-produced composite structures, and supported a Delta II launch with composite structures and solid rocket motors. The company also continued on-schedule production of the large-class solid rocket boosters for NASA’s Space Launch System and achieved composite structure milestones on both high-rate production and new development programs for commercial and military customers.

-- more --

Orbital ATK Announces Fourth Quarter and Full Year 2017 Financial Results

•
In the Defense Systems Group, the company produced approximately 315 million rounds of small-, medium- and large-caliber ammunition in the fourth quarter. Orbital ATK also delivered the 100,000th high-performance rocket motor for the Hellfire II missile, produced 5,000 precision-guided artillery and mortar rounds, and conducted several important product demonstrations for counter-drone, advanced ammunition and precision weapon development programs during the fourth quarter.

•
In the Space Systems Group, fourth quarter operational highlights included the completion of the ninth Cygnus cargo delivery mission to the International Space Station for NASA, setting new records for the amount of disposal material removed from the station and the number of micro-satellites deployed on a secondary mission. Other highlights in the quarter included the delivery and successful launch of 20 Iridium NEXT satellites that the company assembled, integrated and tested, as well as the shipment to the launch site of the company’s first GEOStar-3 commercial satellite, which was launched in late January.

Full-year 2017 mission operations and product deliveries included the following impressive figures for each of the company’s operating groups:

	Flight Systems		Defense Systems		Space Systems

●	27 space, strategic and target rocket launches	●	17,000 tactical rocket motor and warhead production	●	42 satellite assemblies and deployments

●	87 medium- and large-class rocket motor production	●	12,000 precision weapons deliveries	●	21 research rocket and scientific balloon flights

●	510 sets of commercial and military aircraft structures deliveries	●	1.3 billion ammunition round production and deliveries	●	1,475 space and missile component deliveries
“Fourth quarter and full year 2017 operational results were outstanding across all three business groups, as program execution and product quality metrics remained at very high levels for our customers. In addition, our major operational and test results were 100% successful throughout all of 2017,” said Chief Operating Officer Blake E. Larson.  “We are very proud of what our teams achieved in support of national security, civil government, commercial and international customers last year.”

-- more --

Orbital ATK Announces Fourth Quarter and Full Year 2017 Financial Results

Segment Financial Results

Orbital ATK conducts its operations in three business segments: Flight Systems Group, Defense Systems Group and Space Systems Group. Segment operating results include pension expense recoverable under U.S. Government contracts as determined in accordance with Government Cost Accounting Standards. The FAS/CAS pension expense difference is recorded at the corporate level.

Flight Systems Group:

	Fourth Quarter		Full Year
($ in millions)	2017	2016	2017	2016
Revenues	$459	$405	$1,681	$1,496
Operating Income	50.0	52.8	211.0	204.3
Operating Margin	10.9%	13.0%	12.6%	13.7%

FSG revenues for the fourth quarter and full year of 2017 increased $54 million and $185 million, respectively, or 13.3% and 12.4%, respectively, compared to 2016 due primarily to higher activity in all product divisions driven by robust new business wins in 2016 and 2017. Fourth quarter operating income decreased $2.8 million, or 5.3%, primarily due to lower margins in 2017 on certain Propulsion Systems and Aerospace Structures Divisions contracts driven by unfavorable profit adjustments in the fourth quarter of 2017 that did not occur at the same level in 2016. Full year operating income increased $6.7 million or 3.3% largely due to higher activity and improved profit margins on Aerospace Structures contracts in 2017. There were no non-GAAP FSG adjustments in the 2016 or 2017 periods.

-- more --

Orbital ATK Announces Fourth Quarter and Full Year 2017 Financial Results

Defense Systems Group:

	Fourth Quarter		Full Year
($ in millions)	2017	2016	2017	2016
Revenues	$578	$482	$1,968	$1,823
Operating Income	60.0	45.1	193.2	171.5
Operating Margin	10.4%	9.4%	9.8%	9.4%

Non-GAAP
Adjusted Operating Income (1)	$60.0	$47.0	$193.2	$182.0
Adjusted Operating Margin (1)	10.4%	9.8%	9.8%	10.0%
(1) Non-GAAP Results. See non-GAAP reconciliation tables in the Appendix for details.

DSG revenues in the fourth quarter of 2017 increased $96 million, or 19.9%, and adjusted operating income increased $13.0 million, or 27.7%, compared to the fourth quarter of 2016 largely due to higher activity in all product divisions. DSG revenues for 2017 increased $145 million, or 8.0%, and adjusted operating income increased $11.2 million, or 6.2%, compared to 2016 largely due to higher activity on Armament Systems, Defense Electronics and Missile Products Divisions contracts. There were no non-GAAP adjustments to DSG’s results in the 2017 periods.

Space Systems Group:

	Fourth Quarter		Full Year
($ in millions)	2017	2016	2017	2016
Revenues	$367	$425	$1,284	$1,238
Operating Income	44.4	33.7	142.4	129.5
Operating Margin	12.1%	7.9%	11.1%	10.5%

Non-GAAP
Adjusted Operating Income (1)	$44.4	$36.5	$142.4	$133.3
Adjusted Operating Margin (1)	12.1%	8.6%	11.1%	10.8%
(1) Non-GAAP Results. See non-GAAP reconciliation tables in the Appendix for details.

SSG revenues for the fourth quarter of 2017 decreased $58 million, or 13.6%, compared to the fourth quarter of 2016 largely due to lower activity on Satellite Systems Division contracts. Adjusted operating income increased $7.9 million, or 21.6%, primarily due to favorable profit adjustments in 2017 that did not occur at the same level in 2016. SSG revenues for 2017 increased $46 million, or 3.7%, and adjusted operating income increased $9.1 million, or 6.8%, compared to 2016 largely due to higher activity on Satellite Systems and Space Components Divisions contracts. There were no non-GAAP adjustments to SSG’s results in the 2017 periods.

-- more --

Orbital ATK Announces Fourth Quarter and Full Year 2017 Financial Results

Conference Call

Due to the proposed acquisition of Orbital ATK by Northrop Grumman, the company will not conduct a fourth quarter financial results conference call or webcast with financial analysts, and will no longer provide financial guidance.

Website and Social Media Disclosure

Orbital ATK communicates material financial information to its investors using press releases, Securities and Exchange Commission (SEC) filings, its investor relations website, public conference calls and webcasts. From time to time, Orbital ATK communicates information regarding its business and operations, such as new contract awards and mission updates, via Twitter and Facebook. It is possible that the information disclosed through our website or social media channels could be deemed to be material. Therefore, we encourage investors, media and others interested in Orbital ATK to follow the information we post on our website at www.orbitalatk.com/investors, on Twitter at https://twitter.com/OrbitalATK and on Facebook at https://facebook.com/OrbitalATK.

About Orbital ATK

Orbital ATK is a global leader in aerospace and defense technologies.  The company designs, builds and delivers space, defense and aviation systems for customers around the world, both as a prime contractor and merchant supplier.  Its main products include launch vehicles and related propulsion systems; missile products, subsystems and defense electronics; precision weapons, armament systems and ammunition; satellites and associated space components and services; and advanced aerospace structures. Headquartered in Dulles, Virginia, Orbital ATK employs approximately 13,500 people across the U.S. and in several international locations.  For more information, visit www.orbitalatk.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This communication, and any documents to which Orbital ATK refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “forecast,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance to differ materially from those expressed in or contemplated by the forward-looking statements, including the risk that the proposed acquisition of Orbital ATK by Northrop Grumman may not be completed in a timely manner or at all, which may adversely affect Orbital ATK’s business and the price of Orbital ATK’s common stock; potential increased costs, liability, or reputational harm associated with the restatement of the company’s financial statements; the company’s ability to maintain and grow its relationship

-- more --

Orbital ATK Announces Fourth Quarter and Full Year 2017 Financial Results

with its customers; reductions or changes in U.S. Government spending; changes in cost and revenue estimates and/or timing of programs and payments; the potential termination of U.S. Government contracts; failure to win or retain key contracts; supply, availability, and cost of raw materials and components; performance of subcontractors and other third parties; development of key technologies; the costs and ultimate outcome of contingencies, including litigation, government investigations and other legal proceedings; changes in Tax law arising from the 2017 Tax Act and any related Treasury regulations, rules or interpretations, if and when issued; and other risks described in Orbital ATK’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Appendix: Disclosure of Non-GAAP Financial Measures

The adjusted financial results contained in this press release are non-GAAP financial measures adjusted to eliminate nonrecurring costs and expenses as summarized in the tables below.

We define free cash flow as GAAP cash from operating activities less GAAP capital expenditures. Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Adjusted measures are provided so investors can more easily compare current and prior period results of the company. These adjusted results should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The reconciliation of GAAP results to adjusted non-GAAP results are as follows:

-- more --

Orbital ATK Announces Fourth Quarter and Full Year 2017 Financial Results

Consolidated Non-GAAP Results

Quarter Ended December 31, 2017

($ in millions, except per share data)	GAAP	Adjustment (1)	As Adjusted
Revenues	$1,348		$1,348
Operating Income	140.4	4.6	145.0
Net Interest Expense	(16.0)		(16.0)
Income Before Taxes	124.4	4.6	129.0
Income Taxes	(63.2)	(2.3)	(65.5)
Minority Interest	0.0		0.0
Net Income	$61.2	$2.3	$63.5

Diluted EPS	$1.06	$0.04	$1.10
Diluted Shares	58.0		58.0
(1) Includes costs related to the potential acquisition by Northrop Grumman. Adjustments use the effective tax rate.

Quarter Ended December 31, 2016

($ in millions, except per share data)	GAAP	Adjustment (1)	As Adjusted
Revenues	$1,272		$1,272
Operating Income	113.1	16.7	129.8
Net Interest Expense	(17.1)		(17.1)
Income Before Taxes	96.0	16.7	112.7
Income Taxes	(31.5)	(5.5)	(37.0)
Minority Interest	(0.3)		(0.3)
Net Income	$64.2	$11.2	$75.4

Diluted EPS	$1.11	$0.20	$1.31
Diluted Shares	57.7		57.7
(1) Includes the impact of the restatement of our financial statements and costs related to the Orbital- ATK merger, including the company's change in fiscal year, among others. Adjustments use the effective tax rate.

-- more --

Orbital ATK Announces Fourth Quarter and Full Year 2017 Financial Results

Full Year Ended December 31, 2017

($ in millions, except per share data)	GAAP	Adjustment (1)	As Adjusted
Revenues	$4,764		$4,764
Operating Income	529.3	23.0	552.3
Net Interest Expense	(66.9)		(66.9)
Income Before Taxes	462.4	23.0	485.4
Income Taxes	(152.6)	(7.6)	(160.2)
Minority Interest	(0.3)		(0.3)
Net Income	$309.5	$15.4	$324.9

Diluted EPS	$5.34	$0.27	$5.61
Diluted Shares	57.9		57.9
(1) Includes costs related to the potential acquisition by Northrop Grumman and the restatement of our financial statements. Adjustments use the effective tax rate.

Full Year Ended December 31, 2016

($ in millions, except per share data)	GAAP	Adjustment (1)	As Adjusted
Revenues	$4,455		$4,455
Operating Income	472.1	44.3	516.4
Net Interest Expense	(68.3)		(68.3)
Income Before Taxes	403.8	44.3	448.1
Income Taxes	(111.3)	(12.2)	(123.5)
MInority Interest	0.1		0.1
Net Income	$292.6	$32.1	$324.7

Diluted EPS	$5.01	$0.54	$5.55
Diluted Shares	58.5		58.5
(1) Includes the impact of the restatement of our financial statements and costs related to the Orbital-ATK merger, including the company's change in fiscal year, severance payments and IT expenses, among others. Adjustments use the effective tax rate.

-- more --

Orbital ATK Announces Fourth Quarter and Full Year 2017 Financial Results

Defense Systems Group Adjusted Non-GAAP Results

	Fourth Quarter 2016			Full Year 2016
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin
GAAP	$482	$45.1	9.4%	$1,823	$171.5	9.4%
Merger-related Adjustments (1)	—	1.9		—	10.5
As Adjusted	$482	$47.0	9.8%	$1,823	$182.0	10.0%

(1) Includes the impact of certain costs related to the Orbital-ATK merger, including the company's change in fiscal year, among others.

Space Systems Group Adjusted Non-GAAP Results

	Fourth Quarter 2016			Full Year 2016
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin
GAAP	$425	$33.7	7.9%	$1,238	$129.5	10.5%
Merger-related Adjustments (1)	—	2.8		—	3.8
As Adjusted	$425	$36.5	8.6%	$1,238	$133.3	10.8%

(1) Includes the impact of certain costs related to the Orbital-ATK merger, among others.

Free Cash Flow and Adjusted Free Cash Flow

	2017		2016
($ in millions)	Fourth Quarter	Full Year	Fourth Quarter	Full Year
Net Cash Provided By Operating Activities	$362.9	$520.4	$411.7	$518.4
Capital Expenditures	(106.6)	(244.6)	(81.1)	(186.7)
Free Cash Flow	$256.3	$275.8	$330.6	$331.7

Non-GAAP Adjustments _ Acquisition and Restatement	9.6	24.0	9.7	29.9
Adjusted Free Cash Flow	$265.9	$299.8	$340.3	$361.6

# # #

Investor and Media Contact:
Barron Beneski (703) 406-5528
Orbital ATK, Inc.
Barron.Beneski@orbitalatk.com